Exhibit 7.06

Execution Version

OPTION AGREEMENT

This Option Agreement (this “Agreement”) is made and entered into as of August 26, 2020 by and between Maxeon Solar Technologies, Ltd., a company incorporated under the Laws of Singapore (previously Maxeon Solar Technologies Pte., Ltd.) (the “Issuer”), and Zhonghuan Singapore Investment and Development Pte. Ltd., a private company limited by shares incorporated under the laws of Singapore (the “Holder”). Capitalized terms used but not otherwise defined herein have the meaning assigned to them in the Consent and Waiver Letter (as defined below) or the Investment Agreement (as defined in the Consent and Waiver Letter), as applicable.

WHEREAS, this Agreement is entered into pursuant to Section 2 of that certain Consent and Waiver Relating to Replacement Financing and Certain Other Matters, dated as of July 9, 2020 (the “Consent and Waiver Letter”), by and among SunPower Corporation, a Delaware corporation (“Parent”), the Issuer and Tianjin Zhonghuan Semiconductor Co., Ltd., a PRC joint stock limited company (“TZS”), which provides that in the event that the Issuer or a Subsidiary of the Issuer issues the Convertible Notes, then at the Closing, the Issuer shall grant TZS or its designee an option to purchase ordinary shares, no par value, of the Issuer (“Issuer Shares”); and

WHEREAS, the Issuer issued the Convertible Notes in a financing that closed on July 17, 2020.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Issuer and the Holder hereby agree as follows:

1.    Grant of Option. The Issuer hereby grants to the Holder an option (the “Option”) to purchase such number of Issuer Shares as is necessary for the Holder to maintain its percentage ownership of outstanding Issuer Shares (measured to the fourth decimal) immediately following any conversion of Convertible Notes into Issuer Shares (a “Conversion”) as compared to the Holder’s percentage ownership of outstanding Issuer Shares (measured to the fourth decimal) immediately prior to such Conversion (such amount of Issuer Shares, the “Option Shares”). The Option shall be exercisable from time to time in accordance with the exercise procedures set forth in Section 2. The term “outstanding Issuer Shares” and terms of similar import mean, at any given time, the total number of Issuer Shares actually issued and outstanding as of such time but without regard to (a) any equity securities or other securities or instruments, including any Convertible Notes, that are exercisable or exchangeable for or convertible into Issuer Shares, or (b) any Issuer Shares subject to repurchase by the Issuer under any physical delivery forward transaction.

2.    Exercise Procedures.

(a)

Settlement Notice. At any time on or prior to July 15, 2025 (the “Option Expiration Date”), when (a) any holder of Convertible Notes completes a Conversion, and (b) the Issuer elects to settle such Conversion through the issuance of Issuer Shares (each, a “Share Settlement”), the Issuer shall provide the Holder with prompt written notice of such Share Settlement within two (2) Business Days after completion of such Conversion (a “Settlement Notice”), which Settlement

Notice shall include the date of the Share Settlement, the aggregate principal amount of Convertible Notes converted into Issuer Shares in such Conversion, the number of Issuer Shares issued in the Share Settlement, the number of outstanding Issuer Shares immediately following such Share Settlement and the number of Option Shares which the Holder has the right to purchase pursuant to this Agreement as a result of such Share Settlement. “Business Day” means a day that is not a Saturday, Sunday or day on which banking institutions in (i) New York, New York, (ii) Beijing, People’s Republic of China or (iii) Singapore are authorized or required by law to close.

(b)

Exercise. In connection with any Share Settlement, the Holder may exercise the Option and purchase the relevant Option Shares at a price per share equal to the Exercise Price (as defined below) by, within twenty (20) Business Days after the receipt of the Settlement Notice relating to such Share Settlement, (i) notifying the Issuer in writing of its intent to exercise the Option and purchase all or a portion of the relevant Option Shares (such notice, an “Exercise Notice”) and (ii) delivering to the Issuer the aggregate Exercise Price for the relevant Option Shares specified in such Exercise Notice. To the extent the Holder has not fully exercised the Option and purchased all of the Options Shares specified in any Settlement Notice following any Share Settlement, the Holder may exercise the Option and purchase all or a portion of the Option Shares that have not been purchased by the Holder from all prior Settlements (the “Remaining Option Shares”) by, no later than twenty (20) Business Days after the Option Expiration Date, (i) notifying the Issuer in writing of its intent to exercise the Option and purchase all or a portion of the Remaining Option Shares and (ii) delivering to the Issuer the aggregate Exercise Price for such number of the Remaining Option Shares. All notices delivered by the Holder to the Issuer pursuant to this Section 2 shall set forth the total number of Option Shares it will purchase and the calculation of the aggregate Exercise Price for such Option Shares. The “Exercise Price” per Option Share means the lesser of (a) the price per share at which the Holder invested in the Issuer Shares pursuant to the Investment Agreement, which shall be equal to the Purchase Price (as defined in the Investment Agreement) divided by the number of Purchased Shares (as defined in the Investment Agreement), and (b) the average of the daily volume weighted average prices per Issuer Share over a fifteen (15) consecutive trading day period commencing on, and including, the fifth (5th) trading day following the Separation (as defined in the Investment Agreement). All payments of the Exercise Price shall be made by wire transfer to the Issuer to an account designated by the Issuer no later than two (2) Business Days before any such payment is due.

(c)

Delivery of Option Shares. Within one (1) Business Day after the purchase of Option Shares pursuant ot this Agreement and receipt by the Issuer of the aggregate Exercise Price for such Option Shares, the Issuer shall issue such Option Shares to the Holder by book entry on the share ledger maintained by the transfer agent for the Issuer Shares.

3.    Transfer. The Option to purchase the Option Shares shall neither be transferable nor assignable by the Holder without the prior written consent of the Issuer.

4.    Issuer Representations. The Issuer represents and warrants to the Holder on the date hereof and at the time of each issuance of Option Shares that:

(d)

The Issuer has been duly incorporated, is validly existing and is in good standing under the laws of Singapore, with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted.

(e)

The Option Shares have been duly authorized and, when issued and delivered to the Holder against full payment therefor in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, and will be owned of record and beneficially by the Holder, free and clear of any Liens other than Liens arising pursuant to Shareholders Agreement or any transfer restrictions arising under applicable securities Law.

(f)

This Agreement has been duly authorized, executed and delivered by the Issuer and is enforceable in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

(g)

The issuance and sale of the Option Shares and the compliance by the Issuer with all of the provisions of this Agreement and the consummation of the transactions herein will be done in accordance with the Nasdaq Global Select Market rules and will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Issuer or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Issuer or any of its subsidiaries is a party or by which the Issuer or any of its subsidiaries is bound or to which any of the property or assets of the Issuer is subject, which would have or would be reasonably likely to have, individually or in the aggregate, a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of the Issuer (a “Material Adverse Effect”) or affect the validity of the Option Shares the legality, validity or enforceability of this Agreement, or the legal authority of the Issuer to comply with the terms of this Agreement; (ii) result in any violation of the provisions of the organizational documents of the Issuer; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Issuer or any of its subsidiaries or any of their respective properties which would have or would reasonably likely to have a Material Adverse Effect or affect the validity of the Option Shares, the legality, validity or enforceability of this Agreement, or the legal authority of the Issuer to comply with this Agreement.

(h)

Except for such matters as have not had and would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, there is no proceeding pending or, to the Issuer’s knowledge, threatened against the Issuer or any judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against the Issuer.

5.    Holder Representations. The Holder represents and warrants to the Issuer as of the date hereof and at the time of each purchase of Option Shares that:

(a)

The Holder is acquiring the Option Shares for its own account and not with a view to or for distributing or reselling such Option Shares or any part thereof in violation of the U.S. Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities law, has no present intention of distributing any of such Option Shares in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Option Shares in violation of the Securities Act or any applicable state securities law.

(b)	The Holder is an “accredited investor” as that term is defined in Rule 501(a)(3) of Regulation D promulgated under the Securities Act.

(c)

The Holder understands that the Option Shares may be offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Issuer is relying in part upon the truth and accuracy of, and the Holder’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Holder set forth herein in order to determine the availability of such exemptions and the eligibility of the Holder to acquire the Option Shares.

(d)

The Holder understands that its investment in the Option Shares involves a high degree of risk. The Holder (i) is able to bear the economic risk of an investment in the Option Shares including a total loss thereof, (ii) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the proposed investment in the Option Shares and (iii) has had an opportunity to ask questions of and receive answers from the officers of the Issuer concerning the financial condition and business of the Issuer and other matters related to an investment in the Option Shares. The Holder has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Option Shares.

6.    Shareholder Rights. The Holder shall not have any shareholder rights with respect to any Option Shares until the Holder shall have exercised the Option and purchased Option Shares pursuant to this Agreement, paid the applicable Exercise Price and become the record holder of such purchased Option Shares.

7.    Notices. All notices, requests, claims, demands or other communications under this Agreement will be in writing and will be given or made (and will be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service or by email (followed by delivery of an original via overnight courier service) to the respective parties at the following addresses:

If to the Issuer to:

Maxeon Solar Technologies, Ltd.

8 Marina Boulevard #05-02

Marina Bay Financial Center, 018981

Singapore

Attention: Jeff Waters, Chief Executive Officer

Email: Jeff.Waters@sunpower.com

with copies (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

USA

Attention: Eric M. Swedenburg

Sebastian Tiller

Email: eswedenburg@stblaw.com

stiller@stblaw.com

and

Jones Day

250 Vesey Street

New York, New York 10281

USA

Attention: Randi C. Lesnick

Email: rclesnick@JonesDay.com

and

Jones Day

North Point

901 Lakeside Avenue

Cleveland, Ohio 44114

USA

Attention: Erin S. de la Mare

Email: esdelamare@JonesDay.com

If to the Holder, to:

Zhonghuan Singapore Investment and Development Pte. Ltd.

c/o Tianjin Zhonghuan Semiconductor Co., Ltd

No. 12 East Haitai Road, Huayuan Industrial Park,

Hi-tech Industrial Zone, Tianjin, PR China

Attention: JIANG Yuan (Head of Investment Dept.); ZHAN Huimei (Head of Finance Dept.)

Email: jiangyuan@tjsemi.com; zhanhuimei@tjsemi.com

With copies (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

3001-3003, Tower 2,

Jing An Kerry Centre 1539 Nan Jing Road(W),

Shanghai 200040, PR China

Attention: Charles Ching; Chris Welty

Email: charles.ching@weil.com; chris.welty@weil.com

8.    Successors and Assigns. This Agreement is executed by and shall be binding upon Issuer and the Holder and their respective successors and assigns.

9.    Governing Law. This Agreement shall be construed and interpreted in accordance with, and governed in all respects by, the internal laws of the State of New York without reference to any conflicts of law principles.

10.    Severability. If any term, covenant or condition of this Agreement shall, to any extent, be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and shall be enforced to the fullest extent permitted by law.

11.    Amendments and Waiver. Any term of this Agreement may be amended and the observance of any term may be waived only with the prior written consent of the Issuer and the Holder.

12.    Counterparts. This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or .pdf shall be as effective as delivery of a manually executed counterpart of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above.

MAXEON SOLAR TECHNOLOGIES, LTD.

By:	/s/ Jeffrey W. Waters
Name:	Jeffrey W. Waters
Title:	Chief Executive Officer

ZHONGHUAN SINGAPORE INVESTMENT AND DEVELOPMENT PTE. LTD.

By:	/s/ QIN Shilong
Name:	QIN Shilong
Title:	Director

[Signature Page to Option Agreement]